EXHIBIT 21
NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES
______________________________

SUBSIDIARIES OF THE REGISTRANT
AS OF OCTOBER 31, 2011

STATE OR COUNTRY IN WHICH SUBSIDIARY ORGANIZED

Subsidiaries that are 100% owned:
Navistar, Inc.	Delaware
International of Mexico Holding Corporation	Delaware
Subsidiaries that are 100% owned by Navistar, Inc.:
Navistar Canada, Inc.	Canada
Navistar Financial Corporation	Delaware
IC Bus, LLC	Arkansas
SST Truck Company, LLC	Delaware
Navistar Defense, LLC	Delaware
Subsidiaries that are 100% owned by International of Mexico Holding Corporation:
International Truck and Engine Corporation Cayman Islands Holding Company	Cayman Islands
Navistar Mexico, S. de R.L. de C.V. (f/k/a Camiones y Motores International de Mexico, S.A. de C.V.)	Mexico
Subsidiaries that are 100% owned by Navistar Canada, Inc.:
International Industria Automotiva da America do Sul Ltda. (merged with MWM International Industria De Motores Da America Do Sul Ltda. effective 1/1/2011)	Brazil
Subsidiaries less than 100% owned by Navistar, Inc., but considered to be a significant subsidiary:
Blue Diamond Parts LLC	Delaware
Subsidiaries not shown by name in the above listing, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

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